Exhibit 99.1

CONTACT:

Q.E.P. Co., Inc.

Richard A. Brooke

Chief Financial Officer

561-994-5550

Q.E.P. CO., INC. REPORTS EXTENSION

OF AGREEMENT WITH LENDERS

BOCA RATON, FLORIDA—March 16, 2009—Q.E.P. CO., INC. (Nasdaq: QEPC) (the “Company”), today announced that it had entered into an extension of a Forbearance Agreement with its lenders for the forbearance period to continue through April 16, 2009. The parties agreed to the extension of the Forbearance Agreement in order to facilitate negotiation of the terms of an amendment to the Company’s domestic credit facility and Canadian mortgage facility.

Q.E.P. Co., Inc., founded in 1979, is a leading manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement and professional installer markets. Under brand names Q.E.P and Roberts, Q.E.P. markets approximately 3,000 products used primarily for surface preparation and installation of ceramic tile, carpet, vinyl and wood flooring. The Company sells its products to large home improvement retail centers, as well as traditional distribution outlets in 50 states and around the world.

This press release contains forward-looking statements that represent the company’s expectations and beliefs concerning future events, based on information available to the company at the date of this press release. These forward-looking statements involve risks and uncertainties and are not guarantees of future performance.